Exhibit (a)(19)
Launching in early October, the 2010 Overview of PotashCorp and Its Markets offers a snapshot of the factors that influence our performance. Illustrated with more than 100 full-color graphs available both online and in print, the Overview reveals how we manage our business — and why.
Here’s a preview:
What Makes PotashCorp unique and valuable?
 PotashCorp has built the world’s largest fertilizer enterprise by capacity on unparalleled potash resources and strategic investments in offshore potash related companies, as well as world-class phosphate and nitrogen assets.
Although potash is the namesake and focal point of our business, we have competitive strengths and strategies in all three of our business segments that maximize the value of our assets.
Potash
 We are the world’s largest producer, with 20 percent1 of global capacity and unmatched growth potential. By 2015, we expect to have 23 percent of global capacity at our Canadian operations.
With extensive reserves and infrastructure in Saskatchewan and New Brunswick, we can add brownfield capacity more quickly and at a lower cost than greenfield projects.
We also benefit from investments in global potash producers, which add financial value to our company and give us important exposure to key offshore markets.
We focus on potash because of its key advantages compared to other fertilizer nutrient businesses:
•	High-quality, economically viable deposits are rare and concentrated by region, so there are few producers.
•	High capital costs and long lead times (7-10 years) highlight the economic risks associated with a “greenfield bet”
•	Since only 20 percent of the industry is government-owned (in Belarus and China), business decisions tend to be driven by economics, not politics.
Phosphate
 We are the third largest producer of phosphate products, with world-class assets in Aurora, NC and White Springs, FL.
Our competitive advantage begins with our access to lower-cost, high-quality rock in Aurora, where we have a permit to operate for more than 30 years. This enables us to produce the most diversified product line in the industry and get the optimum benefit from our phosphoric acid.
Nitrogen
 We are the third largest global nitrogen producer by ammonia capacity with the largest low-cost offshore ammonia base in the Western Hemisphere.
Access to economical natural gas and proximity to market are critical to success in the nitrogen business. About 60 percent of our ammonia is produced in Trinidad, where we have long-term, lower-cost natural gas contracts and a close proximity to the US, the world’s largest nitrogen importing market. This positions PotashCorp as a key lower-cost supplier to the North American market.
1   Based on nameplate capacity

Source: Blue, Johnson & Associates; Fertecon; PotashCorp; Public Filings Million Tonnes Primary Product Capacity World's Ten Largest Fertilizer Companies Our Business Is Meeting World Need for Fertilizer * Based on our nameplate capacity

Source: PotashCorp Million Tonnes PotashCorp's Operational Capability Potash Operational Capability* of 17.1 Million Tonnes by 2015 * Operational Capability - estimated annual achievable production level

The Potash Advantage

Fewer Producers, Less Government Control and Higher Barriers to Entry

	Potash (KCl)
PotashCorp % World Capacity*	#1 in world 20% World Capacity*
# of Producing Countries	Only 12 Producing Countries
PotashCorp Gross Margin % (% of PotashCorp 2009 Net Sales)	60%
% of Industry Not Controlled by Governments	80%
Time for Greenfield (including ramp-up)	Minimum 7 years
Cost for Greenfield (including infrastructure and potential purchase of deposit)	CDN $3.5- $5.0 billion** for 2 million tonnes

* Based on nameplate capacity which may exceed operational capability (estimated annual achievable production level).
** Estimated costs for conventional greenfield mine in Saskatchewan

Source: Fertecon, British Sulphur, AMEC, PotashCorp

PotashCorp
Helping Nature Provide

World Potash Producer Profile

PotashCorp Growth Potential is Unmatched

Million Tonnes KCl – 2009 to 2014



PotashCorp
Mosaic (Canada, US)
Belaruskali (Belarus)
ICL (Israel, Spain, UK)*
Silvinit (Russia)
Uralkali (Russia)
K+S (Germany)
China*
Agrium (Canada)
APC (Jordan)*
SQM (Chile)*
Intrepid (US)
Vale (Brazil)
PotashCorp (Operational Capability)
PotashCorp Investments (Capacity)
Other Producers (Capacity)
Announced Capacity Growth through 2014
0
2
4
6
8
10
12
14
16
18
20

* PotashCorp investments: ICL (14%), APC (28%), SQM (32%) and Sinofert (22%)

• Note: PotashCorp based on operational capability (what we could physically produce) while competitor capacity is stated nameplate, which may exceed operational capability.

Source: Fertecon, British Sulphur, IFA, PotashCorp

PotashCorp

Helping Nature Provide

$US Millions Saskatchewan Greenfield Potash Capital Costs We Believe New Entrants Would Be At Higher End of Cost Range Source: PotashCorp * Based on 2mmt per-year mine; costs could vary depending on conventional vs. solution mine, depth of ore body, geographic location, etc. ** Dependent on geographic location, access and distance to port. Includes links to rail, railcars, roads, utility systems, port facilities, etc. *** Based on publicly reported cost of recent purchases. $0.0M-$1.0B $0.6M-$1.2B $3.5B-$5.0B $2.8B

PotashCorp's Phosphate Advantage

Diversified Product Mix; Integrated Production Facilities with Long-Life Rock Reserves


$US/Tonne
DAP Producer Cash Cost Profile
700
600
500
400
300
200
100
0
Rock
Sulfur
Ammonia
Other*
1H 2010 Tampa DAP
Integrated
Non-Integrated Scenario #1 Rock = $75/mt
Non-Integrated Scenario #2 Rock = $150/mt
Non-Integrated Scenario #3 Rock = $225/mt

* Other costs assume a large plant operating at capacity and freight to port. Rock price scenarios are FOB Morocco. Assuming $150/mt sulfur and $400/mt ammonia.


Years
PotashCorp Phosphate Rock Reserve Life*
40
35
30
25
20
15
10
5
0
34
15
Aurora
White Springs

*Proven and probable reserves permitted and to be permitted as of December 31, 2009. For additional information see our 2009 Form 10-K

Source: Fertecon, PotashCorp

PotashCorp
Helping Nature Provide

$US/tonne Million Tonnes Product Source: Blue, Johnson & Associates, Fertecon, Profercy, PotashCorp PotashCorp's Nitrogen Advantage Significant Ammonia Production from Lower-cost Trinidad Assets Note: Cost of production estimates based on natural gas price forecast for 2010. Lower-cost Western Hemisphere Ammonia Capacity Ammonia Production Cash Costs *Tringen is the Government portion only

This document contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects, evaluations and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: future actions taken by BHP Billiton in connection with its unsolicited offer; fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2009 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Important Information
This document is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc. Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, which contain important information.
Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 — 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.